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                                                                  EXHIBIT (f)(1)

                    APPRAISAL RIGHTS AND DISSENTERS' RIGHTS

     In the event that BEI Technologies, Inc. ("BEI Technologies") acquires, the required amount of outstanding OpticNet, Inc. ("OpticNet") stock to consummate the merger or after any required stockholder vote and upon the conclusion of the Merger, certain rights of dissenting OpticNet stockholders will arise. Information regarding the exercise of these rights that arise under the California General Corporation Law ("CGCL"), dissenters' rights, and Delaware General Corporation Law ("DGCL"), appraisal rights, are set forth below. OpticNet stockholders have rights under both Delaware law and California law because OpticNet is incorporated in Delaware and operates in California.

     DISSENTERS' RIGHTS AND APPRAISAL RIGHTS UNDER APPLICABLE CALIFORNIA LAW AND DELAWARE LAW ARE AVAILABLE TO OPTICNET STOCKHOLDERS IF THE MERGER IS CONSUMMATED. THE VOTE BY AN OPTICNET STOCKHOLDER AGAINST APPROVAL OF THE MERGER IS NOT SUFFICIENT TO PRESERVE A STOCKHOLDER'S RIGHT TO DISSENT FROM THE TRANSACTION OR RECEIVE SUCH APPRAISAL RIGHTS. AN OPTICNET STOCKHOLDER MUST AFFIRMATIVELY COMPLETE CERTAIN PROCEDURES INCLUDING GIVING NOTICE TO OPTICNET WITHIN CERTAIN STATUTORY TIME FRAMES IN ORDER TO PRESERVE THE STOCKHOLDER'S RIGHTS TO DISSENT FROM THE TRANSACTION OR EXERCISE APPRAISAL RIGHTS. IMPORTANT DETAILS CONCERNING THESE REQUIREMENTS ARE SET FORTH BELOW; FAILURE TO TAKE THESE ACTIONS IN A TIMELY PROPER FASHION WILL RESULT IN THE LOSS OF DISSENTERS' RIGHTS AND/OR APPRAISAL RIGHTS. ALTHOUGH A DISSENTING STOCKHOLDER MAY PERFECT HIS OR HER RIGHT TO DISSENT FROM THE TRANSACTION AND PERFECT APPRAISAL RIGHTS UNDER BOTH THE CGCL AND THE DGCL, OPTICNET WILL MAKE A "FAIR MARKET VALUE" PAYMENT UNDER ONLY ONE SUCH STATE COURT REMEDY.

             RIGHTS OF DISSENTING STOCKHOLDERS UNDER CALIFORNIA LAW

     Exercise of Rights. The rights of OpticNet stockholders who dissent in connection with the Merger are governed by specific legal provisions contained in Chapter 13 (Sections 1300-1313) of the CGCL ("Chapter 13"). The description of dissenters' rights contained in this statement is qualified in its entirety by reference to Chapter 13, a copy of which is attached as Annex A to this statement.

     If the Merger is consummated, those stockholders of OpticNet who have fully complied with all of the applicable provisions of Chapter 13 may have the right to require OpticNet to purchase their shares of OpticNet Common Stock for cash at the fair market value of those shares (as determined by mutual agreement or by court order) as of June 30, 2003 (the day before the terms of the Merger were first announced), excluding any appreciation or depreciation because of the Merger. Persons who are beneficial owners of shares of OpticNet Common Stock but whose shares are held by another person, such as a trustee, broker or nominee, must instruct the record holder to follow the procedures outlined below if such persons wish to dissent with respect to any or all of their shares. Under Chapter 13, provided OpticNet correctly complies with its responsibilities under Chapter 13, statutory appraisal rights are the sole remedy available to dissenting stockholders. A stockholder possessing appraisal rights has no right to attack the validity of the Merger or to have the Merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the Merger have been legally voted in favor of the Merger, in the case of fraud in connection with the transaction, or if the transaction was not at arm's length.

     The procedures to be followed in order for a stockholder to exercise and perfect dissenter's rights under Chapter 13 include compliance with all of the following:

          (i) The stockholder of record must not vote all of his or her shares of OpticNet Common Stock in favor of the Merger. The stockholder may vote part of his or her shares for the Merger without losing the right to have OpticNet purchase the shares that were voted against the Merger.
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          (ii) Any OpticNet stockholder who voted against the Merger, and who wishes to have OpticNet purchase those shares that were voted against the Merger must make a written demand to have OpticNet purchase such shares for cash at their fair market value (a "Demand for Purchase"). The Demand for Purchase must include the information specified below under "Demand for Purchase" and must be received by OpticNet no later than 30 days after the Approval Notice (defined below) is mailed to such stockholder by OpticNet.

     Within ten (10) days after approval of the Merger by OpticNet stockholders, the stockholders of OpticNet Common Stock who voted against the Merger, must be notified by OpticNet of such approval (the "Approval Notice") and OpticNet must state the cash price determined to be the fair market value of such dissenting shares, excluding any appreciation or depreciation because of the proposed Merger. The statement of price will constitute an offer by OpticNet to purchase any dissenting shares at the price stated, unless such shares have lost their status as dissenting shares. The Approval Notice must also contain a brief description of the procedures to be followed under Chapter 13 in order for the stockholder to exercise the right to have OpticNet purchase his or her shares of OpticNet Common Stock and must include a copy of the relevant provisions of Chapter 13.

     Demand for Purchase. Merely voting against or delivering a proxy directing a vote against the approval of the Merger or failing to deliver a proxy does not constitute a Demand for Purchase. A written Demand for Purchase is required and must be delivered to OpticNet within thirty (30) days after the date on which the Approval Notice was mailed by OpticNet to the stockholder. In all cases, the Demand for Purchase must:

          (i) Be made by the person who was the stockholder of record on the Record Date, or the stockholder's duly authorized representative, and not by someone who was merely a beneficial owner of the shares of OpticNet Common Stock or a stockholder who acquired the shares of OpticNet Common Stock after the Record Date;

          (ii) State the number and class of such of dissenting shares so held of record; and

          (iii) Include a demand that OpticNet purchase the shares of OpticNet Common Stock at what the stockholder claims to be the fair market value of such dissenting shares, excluding any appreciation or depreciation because of the proposed Merger. The dissenting stockholder's statement of fair market value constitutes an irrevocable offer by such dissenting stockholder to sell his or her shares of OpticNet Common Stock to OpticNet at such price. A stockholder may not withdraw such demand unless OpticNet consents. If OpticNet agrees that the shares are "dissenting shares", and agrees to the stated price, the dissenting stockholder is entitled to the requested price with interest from the date of an agreement, and is to be paid within 30 days, subject to certain exceptions and conditions.

          (iv) Include delivery to OpticNet by a stockholder of their share certificate(s) for endorsement as dissenting shares.

     In addition, it is recommended that the following be complied with to ensure that the Demand for Purchase is properly executed and delivered:

          (i) The Demand for Purchase should be sent by registered or certified mail, return receipt requested. OpticNet shall not be responsible for Demands for Purchase that are not received. The dissenting stockholder bears the risk of loss prior to such receipt.

          (ii) The Demand for Purchase should be signed by the stockholder of record or his or her duly authorized representative exactly as his or her name appears on the stock certificate(s) evidencing the shares of OpticNet Common Stock.

          (iii) A Demand for Purchase with respect to shares of OpticNet Common Stock that are owned jointly by more than one person should identify and be signed by all such holders.

          (iv) Any person signing a Demand for Purchase in any representative capacity (such as attorney-in-fact, executor, administrator, trustees or guardian) should indicate his or her title and, if OpticNet requests, furnish written proof of his or her capacity and authority to sign the Demand for Purchase.

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     Determination of Fair Market Value.  If OpticNet and a dissenting stockholder agree that the shares held by such stockholder are eligible for dissenters' rights and agree upon the price of such shares, the dissenting stockholder is entitled to receive from OpticNet the agreed price with interest thereon at the legal rate on judgments from the date of such agreement. Any agreement between OpticNet and the holders of dissenting shares fixing the fair market value of such shares must be filed with the Corporate Secretary of OpticNet at the address set forth below. Subject to certain provisions of the CGCL, payment of the fair market value of the dissenting shares must be made within thirty (30) days after the purchase price has been agreed upon or within thirty (30) days after the statutory or contractual conditions to the Merger are satisfied, whichever is later.

     If OpticNet and a dissenting stockholder fail to agree on either the fair market value of the shares or on the eligibility of the shares to be purchased, the stockholder or OpticNet may file a complaint for judicial resolution of the dispute in the Superior Court of San Francisco County. The complaint must be filed within six months after the date on which the approval notice was mailed by OpticNet to the stockholder. If such a complaint is not filed within six months, the shares will lose their status as dissenting shares. Two or more dissenting stockholders may join as plaintiffs or be joined as defendants in such an action. If the eligibility of the shares as dissenting shares is at issue, the court will first decide that issue. If the fair market value of the shares is in dispute, the court will determine, or will appoint one or more impartial appraisers to assist in the determination of, the fair market value. The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by OpticNet, OpticNet shall pay the costs (including in the discretion of the court attorneys' fees, fees of expert witnesses and interest if the value awarded by the court for the shares is more than 125% of the price offered by OpticNet).

     Prior to the Effective Date, any demands, notices, certificates or other documents required to be delivered to OpticNet may be sent to OpticNet, Inc., One Post Street, Suite 2500, San Francisco, California 94104, Attention: Gary D. Wrench, Chief Financial Officer, or delivered in person to the attention of the Chief Financial Officer at such address. After the Effective Date, all demands, notices, certificates or other documents required to be delivered to OpticNet should be sent to OpticNet, Inc., c/o BEI Technologies, Inc., One Post Street, Suite 2500, San Francisco, California 94104, Attention: Secretary and Treasurer.

     If the Closing of the Merger occurs prior to the purchase of any dissenting shares by OpticNet, the purchase of such dissenting shares shall be the responsibility of OpticNet as the Surviving Corporation under the Merger Agreement.

                      APPRAISAL RIGHTS UNDER DELAWARE LAW

     Exercise of Rights. The rights of OpticNet stockholders who dissent in connection with the Merger are governed by specific legal provisions contained in Section 262 of DGCL ("Section 262"). The description of appraisal rights contained in this statement is qualified in its entirety by reference to Section 262, a copy of which is attached as Annex B to this statement.

     OpticNet Stockholders' Appraisal Rights Under Section 262. Under the DGCL, holders of record of OpticNet Common Stock who comply with the applicable statutory procedures summarized herein will be entitled to appraisal rights under Section 262 of the DGCL as the OpticNet Common Stock is not listed on a national securities exchange. A person having a beneficial interest in shares of OpticNet Common Stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights.

     Under the DGCL, holders of shares of OpticNet Common Stock ("Appraisal Shares") who follow the procedures set forth in Section 262 will be entitled to have their Appraisal Shares appraised by the Delaware Chancery court and to receive payment in cash of the "fair value" of such Appraisal Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, as determined by such court.

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     Under Section 262, where a proposed merger is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available, that appraisal rights are so available, and must include in such notice a copy of Section 262.

     Under Section 262, where a proposed merger is consummated via a short-form merger or consolidation the surviving corporation within 10 days thereafter shall notify each of stockholders who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for the stock of such constituent corporation, and shall include in such notice a copy of Section 262. Such notice shall also notify the stockholders of the effective date of the merger or consolidation.

     This statement constitutes such notice to the holders of Appraisal Shares and the applicable statutory provisions of the DGCL are attached to this statement as Annex B. Any stockholder who wishes to exercise such appraisal rights or who wishes to preserve his right to do so should review the following discussion and Annex B carefully, because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights under the DGCL.

     Where a proposed merger is to be submitted for approval at a meeting of stockholders, a holder of Appraisal Shares wishing to exercise such holder's appraisal rights must deliver to OpticNet prior to a vote on the Merger Agreement at the stockholders' Meeting called for that purpose a written demand for appraisal of such holder's Appraisal Shares, a holder of Appraisal Shares wishing to exercise such holder's appraisal rights must be the record holder of such Appraisal Shares on the date the written demand for appraisal is made and must continue to hold such Appraisal Shares of record through the effective date of the Merger. Accordingly, a holder of Appraisal Shares who is the record holder of Appraisal Shares on the date the written demand for appraisal is made, but who thereafter transfers such Appraisal Shares prior to the consummation of the Merger, will lose any right to appraisal in respect of such Appraisal Shares.

     Where a proposed merger is consummated via a short-form merger or consolidation, any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of notice of the merger or consolidation, demand in writing from the surviving corporation the appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends to demand the appraisal of such stockholder's shares.

     Only a holder of record of Appraisal Shares is entitled to assert appraisal rights for the Appraisal Shares registered in that holder's name. A demand for appraisal should be executed by or on behalf of the holder of record, fully and correctly, as such holder's name appears on such holder's stock certificates. If the Appraisal Shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the Appraisal Shares are owned of record by more than one person as in a joint tenancy or tenancy in Common Stock, the demand should be executed by or on behalf of all joint owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is agent for such owner or owners. A record holder such as a broker who holds Appraisal Shares as nominee for several beneficial owners may exercise appraisal rights with respect to the Appraisal Shares held for one or more beneficial owners while not exercising such rights with respect to the Appraisal Shares held for other beneficial owners; in such case, the written demand should set forth the number of Appraisal Shares as to which appraisal is sought. When no number of Appraisal Shares is expressly mentioned the demand will be presumed to cover all Appraisal Shares held in the name of the record. owner. If a stockholder holds Appraisal Shares through a broker who in turn holds the shares through a central securities depositary nominee, a demand for appraisal of shares must be made by or on behalf of the depositary nominee and must identify the depositary nominee as record holder. Stockholders who hold their Appraisal Shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

     All written demands for appraisal should be sent or delivered to OpticNet, Inc., One Post Street, Suite 2500, San Francisco, California 94104, Attention:
Gary D. Wrench, Chief Financial Officer.
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     Within 10 days after the consummation of the Merger, OpticNet will notify each stockholder who has properly asserted appraisal rights under Section 262 of the date the Merger became effective.

     Within 120 days after the consummation of the Merger, but not thereafter, the surviving corporation or any stockholder who has complied with the statutory requirements of the fair value of the Appraisal petition in the Delaware Chancery Court demanding a determination of the fair value of the Appraisal Shares. The surviving corporation is under no obligation to and has no present intention to file a petition of shares or a petition with respect to the appraisal of the fair value of the Appraisal Shares. Accordingly, it is the obligation of the stockholders to initiate all necessary action to perfect their appraisal rights with the time prescribed in Section 262.

     Within 120 days after the consummation of the Merger, any stockholder who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from OpticNet a statement setting forth the aggregate number of Appraisal Shares with respect to which demands for appraisal have been received and the aggregate number of holders of such Appraisal Shares. Such statements must be mailed within ten days after a written request therefor has been received by OpticNet.

     If a petition for an appraisal is timely filed, after a hearing on such petition, the Delaware Chancery Court will determine the stockholders entitled to appraisal rights and will appraise the "fair value" of their Appraisal Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. Stockholders considering seeking appraisal should be aware that the fair value of their Appraisal Shares as determined under Section 262 could be more than, the same as or less than the value of the consideration they would receive pursuant to the Merger Agreement if they did not seek appraisal of their Appraisal Shares and that investment banking opinions as to fairness from a financial point of view are not necessarily opinions as to fair value under Section 262, The Delaware Supreme Court has stated that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in the appraisal proceedings.

     If a petition for an appraisal is timely filed, at the hearing on such petition the Delaware Court will determine which stockholders are entitled to appraisal rights. The Delaware Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings. If any stockholder fails to comply with such direction, the Delaware Court may dismiss the proceedings as to such stockholder.

     The Delaware Chancery Court will determine the amount of interest, if any, to be paid upon the amounts to be received by persons whose Appraisal Shares have been appraised. The costs of the action may be determined by the Delaware Chancery Court and taxed upon the parties as the Delaware Chancery Court deems equitable. The Delaware Chancery Court may also order that all or a portion of the expenses incurred by any stockholder in connection with an appraisal, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of the all of the Appraisal Shares entitled to appraisal.

     Any holder of Appraisal Shares who has duly demanded an appraisal in compliance with Section 262 will not, after the consummation of the Merger, be entitled to vote the Appraisal Shares subject to such demand for any purpose or be entitled to the payment or dividends or other distributions on those Appraisal Shares (except dividends or other distributions payable to holders of record of Appraisal Shares as of a record date prior to the consummation of the Merger).

     If any stockholder who properly demands appraisal of his Appraisal Shares under Section 262 fails to perfect, or effectively withdraws or loses, his right to appraisal, as provided in the DGCL the Appraisal Shares of such stockholder will be converted in the right to receive the consideration receivable with respect to such Appraisal Shares in accordance with the Merger Agreement. A stockholder will fail to perfect, or effectively lose or withdraw, his right to appraisal if, among other things, no petition for appraisal is filed within 120 days after the effective date of the Merger, or if the stockholder withdraws his demand for appraisal. Any

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withdrawal attempted more than 60 days after such effective date will require the written approval of the surviving corporation. Notwithstanding the foregoing, no appraisal proceeding pending in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and any such approval may be conditioned upon such terms as the Court deems just.

     Failure to follow the steps required by Section 262 for perfecting appraisal rights may result in the loss of such rights (in which event a stockholder will be entitled to receive the consideration receivable with respect to such Appraisal Shares in accordance with the Merger Agreement).

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                                                                         ANNEX A

              CHAPTER 13 OF THE CALIFORNIA GENERAL CORPORATION LAW

sec. 1300. Reorganization or short-form merger; dissenting shares; corporate purchase at fair market value; definitions

     (a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each stockholder of the corporation entitled to vote on the transaction and each stockholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the stockholder holds shares to purchase for cash at their fair market value the shares owned by the stockholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective thereafter.

     (b) As used in this chapter, "dissenting shares" means shares which come within all of the following descriptions:

          (1) Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of
     Section 25100 or (B) listed on the National Market System of the NASDAQ Stock Market, and the notice of meeting of stockholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

          (2) Which were outstanding on the date for the determination of stockholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or
     (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph
     (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

          (3) Which the dissenting stockholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

          (4) Which the dissenting stockholder has submitted for endorsement, in accordance with Section 1302.

     (c) As used in this chapter, "dissenting stockholder" means the recordholder of dissenting shares and includes a transferee of record.

sec. 1301. Notice to holders of dissenting shares in reorganizations; demand for purchase; time; contents

     (a) If, in the case of a reorganization, any stockholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and
(4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such stockholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the stockholder desires to exercise the stockholder's right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any

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dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

     (b) Any stockholder who has a right to require the corporation to purchase the stockholder's shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the stockholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the stockholders' meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the stockholder.

     (c) The demand shall state the number and class of the shares held of record by the stockholder which the stockholder demands that the corporation purchase and shall contain a statement of what such stockholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the stockholder to sell the shares at such price.

sec. 1302. Submission of share certificates for endorsement; uncertificated securities

     Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the stockholder, the stockholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the stockholder's certificates representing any shares which the stockholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the stockholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

sec. 1303. Payment of agreed price with interest; agreement fixing fair market value; filing; time of payment

     (a) If the corporation and the stockholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting stockholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

     (b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

sec. 1304. Action to determine whether shares are dissenting shares or fair market value; limitation; joinder; consolidation; determination of issues; appointment of appraisers

     (a) If the corporation denies that the shares are dissenting shares, or the corporation and the stockholder fail to agree upon the fair market value of the shares, then the stockholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the stockholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

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     (b) Two or more dissenting stockholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

     (c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

sec. 1305. Report of appraisers; confirmation; determination by court; judgment; payment; appeal; costs

     (a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

     (b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

     (c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting stockholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

     (d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

     (e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys' fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section
1301).

sec. 1306.  Prevention of immediate payment; status as creditors; interest

     To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

sec. 1307.  Dividends on dissenting shares

     Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

sec. 1308. Rights of dissenting stockholders pending valuation; withdrawal of demand for payment

     Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting stockholder may not withdraw a demand for payment unless the corporation consents thereto.

sec. 1309.  Termination of dissenting share and stockholder status

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     Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting stockholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

     (a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting stockholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys' fees.

     (b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

     (c) The dissenting stockholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of
Section 1110 was mailed to the stockholder.

     (d) The dissenting stockholder, with the consent of the corporation, withdraws the stockholder's demand for purchase of the dissenting shares.

sec. 1310. Suspension of right to compensation or valuation proceedings; litigation of stockholders' approval

     If litigation is instituted to test the sufficiency or regularity of the votes of the stockholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

sec. 1311.  Exempt shares

     This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

sec. 1312. Right of dissenting stockholder to attack, set aside or rescind merger or reorganization; restraining order or injunction; conditions

     (a) No stockholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the stockholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

     (b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any stockholder of such party who has not demanded payment of cash for such stockholder's shares pursuant to this chapter; but if the stockholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the stockholder shall not thereafter have any right to demand payment of cash for the stockholder's shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days' prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining stockholder or the class of stockholders of which such stockholder is a member.

     (c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short- form merger set aside or rescinded, (1) a party to a reorganization or short- form merger which controls another party to the
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reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the stockholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the stockholders of any party so controlled.

sec. 1313. Conversions deemed to constitute a reorganization; application of chapter

     A conversion pursuant to Chapter 11.5 (commencing with Section 1150) shall be deemed to constitute a reorganization for purposes of applying the provisions of this chapter, in accordance with and to the extent provided in Section 1159.

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                                                                         ANNEX B

               SECTION 262 OF THE DELAWARE GENERAL CORPORATE LAW

sec. 262 Appraisal rights.

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to sec. 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to sec. 251 (other than a merger effected pursuant to sec. 251(g) of this title), sec. 252, sec. 254, sec. 257, sec. 258, sec. 263 or sec. 264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of sec. 251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to sec.sec. 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

             a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

             b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

             c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

             d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under sec. 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

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

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to sec. 228 or sec. 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
     (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constitutent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise
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

entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.
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     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                        4